Exhibit 99.1

VAALCO ENERGY, INC. PROVIDES OPERATIONAL AND

FINANCIAL UPDATE

HOUSTON – June 19, 2018 – VAALCO Energy, Inc. (NYSE: EGY) today announced that the workover operations on the Avouma 2H well are complete and replacement of the Electrical Submersible Pump (ESP) system was conducted safely and efficiently with no injuries or environmental incidents.  The well is online producing at rates in excess of pre-shutdown levels and is expected to stabilize around 2,000 barrels of oil per day (BOPD) gross, or 540 BOPD net to the Company.

In addition, a third workover has commenced to proactively upgrade the ESP system in the South Tchibala 2H well while the Company has the hydraulic workover unit on the platform.  With the proactive replacement of the system, the Company is mitigating the potential for a premature ESP failure by installing a system with design enhancements that are expected to extend the run life of the ESP.  The Company will also realize cost savings by conducting the South Tchibala 2H workover while the hydraulic workover unit is already on the platform.

VAALCO also announced that it has executed a hedge swap at a Dated Brent weighted average of $74 per barrel for the period from and including June 2018 through June 2019 for a quantity of approximately 400,000 barrels.

Cary Bounds, Chief Executive Officer, commented, “We are pleased to have restored significant production from the Avouma 2H well. We are realizing significant cash flow generation at current Brent pricing, and have decided to lock in cash generation at $74 per barrel on approximately 400,000 barrels over the next 13 months in anticipation of a possible development drilling campaign on our offshore Gabon asset in 2019. With the recent elimination of all of our outstanding debt, we will continue to strengthen our balance sheet through cash flow generation and look to future economic development drilling opportunities.”

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.

These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2017 and quarterly report on Form 10-Q for the quarter ended March 31, 2018 and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, development and production of crude oil. The Company's properties and acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact

Phil Patman, Jr. 713-623-0801